Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
336-436-4879
Scott Fleming
investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS

Strong Operating Cash Flow of $161 Million in the Fourth Quarter Helps
Drive Record Annual Operating Cash Flow of $574 Million

Burlington, NC, February 16, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and full year ended December 31, 2005.

Fourth Quarter Results
Excluding restructuring and other special charges, net earnings increased 10.3% to $93.1 million, compared to fourth quarter 2004 net earnings of $84.4 million. Before the charges, earnings per diluted share (EPS) increased 15.5% to $0.67, compared to $0.58 per diluted share in the fourth quarter of 2004. Earnings before interest, taxes, depreciation, amortization and restructuring and other special charges (EBITDA) were $199.5 million for the quarter, or 24.3% of net sales.

Revenues for the quarter were $822.3 million, an increase of 7.3% compared to the same period in 2004. Compared to the fourth quarter of 2004, testing volume, measured by accessions, increased 1.0%, and price increased 6.3%.

The Company recorded pre-tax restructuring and other special charges of $6.9 million during the fourth quarter of 2005, in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. After recording the charges, net earnings were $88.9 million and diluted earnings per share were $0.64 for the fourth quarter of 2005.

During the quarter, the Company repurchased $387.8 million of stock, representing approximately 7.5 million shares. Operating cash flow for the quarter was $161.2 million.

Full Year Results
Excluding the impact of restructuring charges of $16.9 million recorded in the third and fourth quarters, and a $3.1 million non-recurring investment loss recorded in the second quarter, net earnings for the year increased 10.2% to $399.5 million, compared to 2004 net earnings of $362.5 million. Excluding the impact of the special charges and the investment loss, earnings per diluted share were $2.80, compared to $2.45 per diluted share in 2004. EBITDA was $845.8 million, or 25.4% of net sales. After recording the charges, net earnings were $386.2 million and diluted earnings per share were $2.71 for 2005.

Revenues for the period were $3,327.6 million, an increase of 7.9% compared to 2004. Compared to 2004, testing volume, measured by accessions, increased 1.1%, and price increased 6.8%.

During 2005, the Company generated operating cash flow of $574.2 million and the balance of cash and short-term investments at the end of the quarter was $63.1 million.

During 2005, the Company repurchased $588.5 million of stock representing 11.6 million shares.

“We are very pleased to report another year of excellent financial performance, particularly as it relates to cash flow, revenue and EPS growth, and our industry-leading EBITDA margins,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “We have continued to profitably grow our Company, allowing us to return value to shareholders. Our generation of substantial free cash flow during 2005 has allowed LabCorp to position itself for future growth through the strategic acquisitions of US LABS and Esoterix, and to repurchase significant amounts of stock.”

Outlook For 2006
Before the required change in accounting for stock based compensation, and assuming the completion of the $500 million share repurchase authorization announced on December 7, 2005, the Company expects revenue growth of 6.5% to 7.5%, EBITDA margins of approximately 26.0% to 26.5%, diluted earnings per share of between $3.15 and $3.25, operating cash flow of approximately $600 million to $620 million, capital expenditures of approximately $100 million to $115 million, interest expense of approximately $47 million, and a bad debt rate of approximately 5.3% of sales. The Company estimates that the implementation of the required change in accounting for stock based compensation will have an EBITDA impact of approximately $25 million and an EPS impact of approximately $0.11 per diluted share.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2006. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 212-896-6169. A telephone replay of the call will be available through February 23, 2006 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-81-245. A live online broadcast of LabCorp’s quarterly conference call on February 16, 2006 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 16, 2006.

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings, and will be available in the Company’s Form 10-K for the year ended December 31, 2005, when filed.

— End of Text —

- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Net sales	$822.3	$766.5	$3,327.6	$3,084.8
Cost of sales	489.8	460.4	1,937.3	1,795.5
Selling, general and administrative	176.7	158.9	703.9	649.1
Amortization of intangibles and other assets	13.1	10.9	51.4	42.7
Restructuring and other special charges	6.9	(0.9)	16.9	(0.9)

Operating income	135.8	137.2	618.1	598.4

Other income (expense)	0.2	(0.3)	--	(1.8)
Investment loss	--	--	(3.1)	--
Investment income	0.6	1.7	1.8	3.5
Interest expense	(8.9)	(8.5)	(34.4)	(36.1)
Income from joint venture partnerships	16.9	13.7	58.3	51.3

Earnings before income taxes	144.6	143.8	640.7	615.3
Provision for income taxes	55.7	58.9	254.5	252.3

Net earnings	$88.9	$84.9	$386.2	$363.0

Net earnings, excluding non-recurring items:
Net earnings	$88.9	$84.9	$386.2	$363.0
Restructuring and other special charges, net of tax	4.2	(0.5)	10.2	(0.5)
Non-recurring investment loss, net of tax	--	--	3.1	--

Net earnings, excluding non-recurring items	$93.1	$84.4	$399.5	$362.5

Diluted earnings per common share:
Net earnings	$0.64	$0.58	$2.71	$2.45

Net earnings, excluding the impact of non-recurring items	$0.67	$0.58	$2.80	$2.45

Weighted average shares outstanding	142.3	148.5	144.9	150.7

EBITDA	$199.5	$185.0	$845.8	$787.8

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2005	2004

Cash and short-term investments	$63.1	$206.8
Accounts receivable, net	493.4	441.4
Property, plant and equipment	381.5	360.0
Intangible assets and goodwill, net	2,122.7	1,857.4
Investments in joint venture partnerships	578.9	548.5
Other assets	236.2	186.8

	$3,875.8	$3,600.9

Zero coupon-subordinated notes	544.4	533.7
5 1/2% senior notes	353.0	353.4
5 5/8% senior notes	250.0	--
Other liabilities	842.7	714.5
Shareholders' equity	1,885.7	1,999.3

	$3,875.8	$3,600.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	December 31,	December 31,
	2005	2004

Net cash provided by operating activities	$574.2	$538.1
Net cash used for investing activities	(298.6)	(224.0)
Net cash used for financing activities	(277.2)	(313.7)
Effect of exchange rates on cash	(0.6)	(0.7)

Net increase (decrease) in cash	(2.2)	(0.3)
Cash at beginning of year	47.6	47.9

Cash at ending of year	$45.4	$47.6

Free Cash Flow:
Net cash provided by operating activities	$574.2	$538.1
Less: Capital Expenditures	(93.6)	(95.0)

Free cash flow	$480.6	$443.1

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Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company's proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles ("GAAP"). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three month and twelve month periods ended December 31, 2005 and 2004:

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Earnings before income taxes	$144.6	$143.8	$640.7	$615.3
Add(subtract):
Interest expense	8.9	8.5	34.4	36.1
Investment income	(0.6)	(1.7)	(1.8)	(3.5)
Other(income)expense, net	(0.2)	0.3	--	1.8
Depreciation	25.7	23.3	97.2	93.0
Amortization	13.1	11.0	51.4	42.7
Restructuring and other special charges	6.9	(0.9)	16.9	(0.9)
Non-recurring investment loss	--	--	3.1	--
Joint venture partnerships' depreciation and amortization	1.1	0.7	3.9	3.3

EBITDA	$199.5	$185.0	$845.8	$787.8

2)	During the third and fourth quarter of 2005, the Company recorded restructuring and other special charges of $10.0 million and $6.9 million, respectively; in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. The after tax impact of these charges reduced net earnings by $6.0 million and $4.2 million, respectively and diluted EPS by $0.04 ($6.0 million divided by 145.6 million shares) and $0.03 ($4.2 million divided by 142.3 million shares). During the fourth quarter of 2004, the Company recorded restructuring credits of $0.9 million. These credits increased net earnings by $0.5 million and had no impact on diluted EPS.

3)	During the second quarter, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million and second quarter diluted EPS by $0.02 ($3.1 million divided by 145.5 million shares).

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